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                                                                                Exhibit 99(a)

KANSAS CITY POWER & LIGHT COMPANY

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENTS

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                                   1996        1995        1994        1993        1992
                                                       (thousands)
Net income                        $108,171    $122,586    $104,775    $105,772     $86,334

Add:
Taxes on income                     31,753      66,803      66,377      67,953      52,196
Kansas City earnings tax               558         958         524         495         382

 Total taxes on income              32,311      67,761      66,901      68,448      52,578

Interest on value of
 leased property                     8,301       8,269       6,732       7,273       6,366
Interest on long-term debt          53,939      52,184      43,962      50,118      54,266
Interest on short-term debt          1,251       1,189       1,170         750       2,749
Other interest expense
 and amortization                    4,840       3,112       4,128       4,113       2,173

 Total fixed charges                68,331      64,754      55,992      62,254      65,554

Earnings before taxes
 on income and fixed
 charges                          $208,813    $255,101    $227,668    $236,474    $204,466
Ratio of earnings to
 fixed charges                        3.06        3.94        4.07        3.80        3.12


Preferred dividends                  3,790       4,011       3,457       3,153       3,062
Income taxes required                1,132       2,217       2,207       2,045       1,865

Earnings before income
 taxes required for
 preferred dividends                 4,922       6,228       5,664       5,198       4,927

Fixed charges                       68,331      64,754      55,992      62,254      65,554

Total combined fixed
 charges and preferred
 dividend requirements             $73,253     $70,982     $61,656     $67,452     $70,481

Ratio of earnings to
 combined fixed charges
 and preferred dividend
 requirements                         2.85        3.59        3.69        3.51        2.90

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